Exhibit 107
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
NEWPARK RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value, to be issued under the Second Amended and Restated Newpark Resources, Inc. 2015 Employee Equity Incentive Plan (the “Employee Plan”)	Rule 457(a) (3)	2,200,000 (2)	$3.82	$8,404,000	$110.20 per $1,000,000	$926.12
Equity	Common Stock, $0.01 par value, to be issued under the Newpark Resources, Inc. 2014 Non‐Employee Directors’ Restricted Stock Plan (the “Director Plan”)	Rule 457(a) (3)	600,000	$3.82	$2,292,000	$110.20 per $1,000,000	$252.58
Equity	Common Stock, $0.01 par value, to be issued under the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”)	Rule 457(a) (3)	1,500,000	$3.82	$5,730,000	$110.20 per $1,000,000	$631.45
Total Offering Amounts							$1,810.15
Total Fee Offsets							$—
Net Fee Due							$1,810.15

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock that may become issuable pursuant to the adjustment provisions of the Employee Plan, the Director Plan and the ESPP, including as a result of stock splits, stock dividends or similar transactions, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)
Represents (i) 1,200,000 shares of Common Stock being registered pursuant to the Employee Plan and (ii) 1,000,000 shares of Common Stock that may become available for issuance under the Employee Plan as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 11, 2023.